EXHIBIT 99.4.1

EXHIBIT 4.1

Morgan Stanley Smith Barney LLC

2000 Westchester Avenue

Purchase, New York 10577

August 26, 2021

Morgan Stanley Portfolios, Series 51

c/o The Bank of New York Mellon, as Trustee

240 Greenwich Street, 22W Fl
New York, NY 10286

Re:     Morgan Stanley Portfolios, Series 51

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-258483 for the above captioned trust.  We hereby consent to the use in the Registration Statement of the references to Morgan Stanley Smith Barney LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

MORGAN STANLEY SMITH BARNEY LLC

By:	/s/ MICHAEL B. WEINER

Executive Director